Exhibit 99.2

Asensus Surgical, Inc. Q1 2022 Earning Call Transcript

Corporate Participants:

Mark Klausner, Westwicke Partners

Anthony Fernando, President and Chief Executive Officer

Shameze Rampertab, Chief Financial Officer

Presentation:

Mark Klausner

Good afternoon, everyone, and thank you for joining us for the Asensus Surgical first quarter 2022 business and financial update conference call. On the call with me today are Anthony Fernando, President and Chief Executive Officer; and Shameze Rampertab, Chief Financial Officer.

Before we begin, I would like to caution listeners that certain information discussed by management during this conference call, including any guidance provided, are forward-looking statements covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company's business, including any impact from the COVID-19 pandemic and other geopolitical factors beyond our control. The company undertakes no obligation to update the information provided on this call. For a discussion of risks and uncertainties associated with the Asensus business, I encourage you to review the company's filings with the Securities and Exchange Commission, including the 2021 Form 10-K filed on February 28, 2022 and the Form 10-Q expected to be filed later today and other filings we make with the SEC.

During this call, we will also present certain non-GAAP financial information related to adjusted net loss attributable to common stockholders and the adjusted net loss per common share attributable to common stockholders. Management believes that these non-GAAP financial measures taken in conjunction with US GAAP financial measures provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of the company's core operating results. Management uses non-GAAP measures to compare our performance relative to forecast and strategic plans to benchmark our performance externally against competitors and for certain compensation decisions. Reconciliations from US GAAP to non-GAAP results are presented in the tables accompanying our earnings release, which can be found in the Investor Relations section of our website.

It is now my pleasure to turn the call over to Asensus Surgical's President and Chief Executive Officer, Anthony Fernando.

Anthony Fernando

Thanks, Mark, and thank you all for joining us today. On today's call, I will provide an overview of our recent accomplishments and then ask Shameze to review our financial performance, after which I will discuss our performance during the first quarter as well as our priorities for the rest of 2022 before turning to Q&A.

Before turning the call over to Shameze, I would like to provide an overview of our recent performance. Despite headwinds associated with COVID spikes early in the first quarter as well as the ongoing political instability in eastern Europe, we drove strong procedure volumes as a result of a continued increase in system utilization globally, with total case volumes increasing 29% year over year and 16% sequentially over the fourth quarter. While we are disappointed by the slowdown in new Senhance® program initiations we have experienced thus far in the year, which in large part are due to the macro factors I just mentioned, during the quarter we continued to leverage events aimed at driving awareness and growing our pipeline of hospital customers.

During the first quarter, we attended multiple highly impactful industry events, including the Society of American Gastrointestinal and Endoscopic Surgeons, or SAGES in March, in Denver, Colorado and the German Surgeons Congress, also known as DCK, in Leipzig, Germany in April. Feedback at both events was extremely encouraging, as both surgeons and hospital administrators were highly engaged with Senhance and our vision for Performance-Guided Surgery™.

As we continue to focus on the development of Senhance and components of Performance-Guided Surgery, during the first quarter we announced the expansion of our Digital Solutions R&D center in Yokne'am Illit, Israel. Since opening the center as part of our acquisition of MST in 2018, we have continued to put together an incredibly talented, and growing team of engineers, developers and scientists who are working together to bring innovative intelligent capabilities to the platform, and we look forward to updating you on our progress in quarters to come.

With that, I will turn the call over to Shameze for a financial update.

Shameze Rampertab

Thanks, Anthony.

Turning to the first quarter, for the three months ended March 31, 2022, the company reported revenue of $1.1 million as compared to revenue of $2.1 million in the three months ended March 31, 2021. Revenue in the first quarter of 2022 included $0.4 million in lease revenue, $0.4 million in instruments and accessories, and $0.3 million in services.

For the three months ended March 31, 2022, total operating expenses were $18.2 million as compared to $14.4 million in the three months ended March 31, 2021.

For the three months ended March 31, 2022, net loss attributable to common stockholders was $19.1 million or $0.08 per share as compared to net loss attributable to common stockholders of $17.3 million or $0.08 per share in the three months ended March 31, 2021.

For the three months ended March 31, 2022, the adjusted net loss attributable to common stockholders was $16.6 million or $0.07 per share as compared to an adjusted net loss of $12.2 million or $0.06 per share in the three months ended March 31, 2021.

Adjusted net loss is GAAP net loss adjusted for the following items: amortization of intangible assets, change in fair value of contingent consideration, and change in fair value of warrant liabilities, all of which are non-cash charges.

Adjusted net loss attributable to common stockholders is a non-GAAP financial measure. The reconciliation from GAAP to non-GAAP measures can be found in our earnings release.

Turning to the balance sheet, the company had cash, cash equivalents, short-term and long-term investments, excluding restricted cash, of approximately $118.5 million and working capital of $110.0 million as of March 31, 2022.

I would now like to turn the call back over to Anthony.

Anthony Fernando

Thanks, Shameze.

I would now like to provide an update on recent performance as well as the progress we have made on the key focus areas for 2022. As a reminder, those are: First, the continued market development of the Senhance® System, and second the ongoing development of our product portfolio and continuing the technological advancement of Senhance.

Starting with market development. As one of our key focus areas is raising awareness of the Senhance System and the health economic benefits of digital laparoscopy, we continue to seek out publications that provide relevant data to support increased adoption.

During the year, we will continue to work to publish additional peer-reviewed papers that focus on the clinical, economic and workflow benefits of digital laparoscopy performed with Senhance as compared to traditional laparoscopy and also showcase how digital technology and real-time clinical intelligence can be helpful to surgeons and patients.

During the quarter, we had four papers published, which further demonstrate the safety and feasibility of Senhance across gynecology, urology, and colorectal procedures.

In addition to focusing on expanding our list of clinical publications, we have continued to leverage our growing body of real-world clinical data through the utilization of our clinical case registry, that we refer to as TRUST. We believe that TRUST is the largest robotic-assisted laparoscopic registry in the industry, with more than 1,700 patients enrolled as of the end of the first quarter. The registry includes a variety of procedural specialties, including abdominal, thoracic, urologic, and gynecological procedures performed at select sites across Europe.

The primary purpose of the registry is to collect safety and efficacy data from procedures performed using Senhance, as well as build a unique collection of intraoperative and 12-month postoperative follow up data. We expect to continue to grow this body of clinical data to facilitate an increased number of high-quality clinical publications demonstrating the value of Senhance and Performance-Guided Surgery and support our commercial adoption strategy.

These publications and the TRUST registry are incredibly important in order to provide data that supports and validates the benefits of Senhance, and the continued technological development of the platform.

The next segment of our market development efforts is the expansion of our global footprint, including the growth of our installed base, the acceleration of procedure volumes and the increase in the number of foundational sites.

Beginning with new program initiations. The first quarter was very challenging given the macro headwinds associated with COVID, in particular the resulting reduction in hospital access, across all of our key geographies during January and February. These challenges were compounded by the ongoing, unanticipated political instability impacting Russia and Eastern Europe which has negatively impacted us and our commercialization partner’s ability to access hospitals and grow our installed based in that part of the world. A portion of our commercial pipeline for 2022 had ties to Russia and the CIS region, as we had recently secured the necessary regulatory approvals to commercialize in Russia and had worked over a period of years with our distribution partner in that region. Given the political climate, we believe it is unlikely those accounts will convert any time soon. As a result, we have shifted our commercial organizations focus to other areas within the EMEA region, including countries in Western Europe, to help further strengthen our pipeline for the year. While we are disappointed with the slower than expected start in 2022, we continue to build our global pipeline of hospitals and surgeons and we continue to expect to have 10 to 12 new program initiations by the end of the year.

Now, turning to procedure volumes. Despite the backdrop of an unstable macro environment, we drove very strong volume trends, performing over 650 procedures, our highest quarter to date. Total procedure volume increased 29% compared to the prior year, and 168% compared to the fourth quarter of 2021, representing the third consecutive quarter of growth, primarily driven by volumes in EMEA, which grew 43% compared to the prior year, as well as low single digit growth in both the U.S. and Asia, which were both heavily impacted by COVID spikes early in the year.

This quarter, we were pleased to see significant milestone accomplishments from surgeons in Europe and the United States. Dr. Narimantas Samalavicius and his team at Klaipeda University Hospital in Lithuania performed their 100th colorectal surgery, Dr. James Redmann at Southern Surgical Hospital in Louisiana reached their 100th Senhance case, and Dr. Amit Trivedi and the team at Hackensack Meridian Health at Pascack Valley Medical Center in New Jersey, performed their 300th procedure with the Senhance System.

I would like to take a minute to help you understand why we are so focused on increasing procedure volumes in a wide variety of surgical specialties. When a case is performed with a Senhance system we have the ability to collect system data and surgical video. Over time as we accumulate this rich digital library of surgical data we will have the ability to generate powerful clinical insights that will enable Performance Guided Surgery to help surgeons reduce surgical variability and drive consistently superior surgical outcomes.

We are also focused on increasing awareness of Senhance and educate the surgical community on its benefits by leveraging industry events. We had a strong start to the year on this objective.

This quarter, we attended the annual SAGES meeting where we received very positive responses and audience engagement from surgeon presentations. Dr. Amit Trivedi of Hackensack Meridian Health Pascack Valley Hospital discussed the clinical utility of the Senhance system and augmented intelligence in the OR. Dr. Francesco Bianco of Mount Sinai hospital in Chicago and Dr. Michael Cook of LSU Health New Orleans both emphasized the advantage of being able to transition from laparoscopy to the Senhance System effortlessly, due to the Senhance System's deliberate design to replicate laparoscopic methods - a unique advantage over alternative robotic solutions.

We also attended the DCK congress that was held in Germany where Senhance surgeons Dr. Olaf Hansen, Dr. Florian Schilcher and Dr. Dietmar Stephan also highlighted the clinical value of our Performance-Guided Surgery system and importance of innovative technology in all fields of surgery.

Turning to the expansion of our product portfolio, we are excited to build upon our accomplishments and reach additional regulatory milestones that will further develop the Senhance System and broaden its applicability.

We continue to expect commercial launch of 5mm Articulating Instruments in the second half of the year, which is currently in a pilot launch in the U.S and Europe. We also expect to submit our 510(k) application for pediatric clearance in the U.S. following strong early clinical utilization in Europe and increasing demand from U.S. surgeons. This will broaden the applicability of the Senhance System’s unique combination of the 3mm instrumentation with 5mm camera scope combined with haptic feedback to benefit more patients with digital laparoscopic options in pediatrics and minimally invasive surgical solutions.

More broadly, we continue to expand the utilization and applicability of the Intelligent Surgical Unit™ or ISU™ globally, and we expect to receive CE Mark approval for expanded machine vision capabilities in Europe, in late 2022.

While the macro landscape has continued to present unique challenges, we've made good progress toward our 2022 goals, such as the ongoing growth in Senhance utilization, the development of high quality clinical data, and the progression of our innovative product portfolio. We believe we are very well positioned to continue to execute on our strategy and drive the long-term adoption of Senhance.

Before I open the lines for Q&A, I'd like to express gratitude to all of our employees throughout the world for their tireless efforts and dedication. With that, I would like to open the line for questions.

Anthony Fernando

Thank you again for your interest in Asensus Surgical, and we look forward to updating you on our progress on our next quarterly call.

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